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                                                                Exhibit 10.1.11

                               PROMISSORY NOTE


$372,000
                                                         (Date) February 6, 1998

         FOR VALUE RECEIVED, the undersigned, Roger J. Murphy ("Murphy"), promises to pay to the order of Aironet Wireless Communications, Inc., a Delaware corporation ("Aironet"), principal and interest as follows:

PURPOSE: Murphy has exercised options (the "Options") granted to him under the Aironet Wireless Communications, Inc. 1996 Stock Option Plan to purchase two hundred thousand shares of Aironet common stock (the "Aironet Shares") at an exercise price of One and 86/100 Dollars ($1.86) per share. The fair market value of the Aironet Shares at the time of grant and at the time of exercise was One Dollar and 86/100 ($1.86) per share. Aironet has provided Murphy a loan (the "Loan") in the principal amount of Three Hundred Seventy Two and 00/100 Dollars and 00/100 ($372,000) (the "Principal"), which has been applied to payment of the exercise price of the Options.

PRINCIPAL: The Principal sum advanced under the Loan.

INTEREST: The Principal outstanding from time to time shall bear interest at 6% per annum through maturity, and at prime plus 4% per annum thereafter until paid.

MATURITY: October 31, 2002.

PAYMENT: All unpaid Principal and all accrued but unpaid interest is due in full at Maturity. If Aironet agrees in writing that Murphy may sell any of the Collateral (defined herein) prior to his payment of the amounts due hereunder in full, Murphy shall pay to Aironet the lesser of the proceeds from such sales or the value of the Collateral sold (if such Collateral is the Aironet Shares then the value shall be $1.86 per share, and if the Collateral is any other property the value will be determined at the time of its deposit and not its release) plus interest accrued but unpaid on the portion of Principal equal to the amount so required to be paid to Aironet. All amounts paid hereunder shall be applied first to accrued but unpaid interest and then to unpaid Principal.

VOLUNTARY PREPAYMENTS: Murphy may at any time prepay this Note, in whole or in part, from time to time, without premium or penalty, provided that any prepayment shall be in an aggregate amount of at least Twenty Five Thousand Dollars ($25,000), or such lesser amount as is then outstanding.

PRESENTMENT: To the extent allowed by law, presentment, demand, protest, notice of protest, diligence in collection, setoff, deduction, counterclaim, and the benefit of any exemption under homestead exemption laws is hereby waived by Murphy.

SECURITY: Murphy hereby grants to Aironet a security interest in the 200,000 Aironet Shares (with any substitute collateral, the "Collateral"). Murphy may substitute from time to time all or a portion of the Collateral with other collateral of equivalent value reasonably acceptable to the Aironet Board of Directors. This security interest is to secure the payment of all amounts due by,


                        $372,000 Murphy Note Page 1 of 2
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and the performance of all other obligations of, Murphy hereunder. Murphy will deliver to Aironet share certificates and a stock power separate from certificate endorsed in blank for any stock included in the Collateral. Murphy shall take all other actions reasonably required by Aironet in order to perfect Aironet's security interest in any Collateral. Aironet will release its security interest in the Collateral pro-rata, based on Murphy' payment to Aironet of the value of any Collateral to be released (if such Collateral is the Aironet Shares then the value shall be $1.86 per share, and if the Collateral is any other property then the value will be determined at the time of deposit and not release) together with any interest accrued but unpaid on the portion of Principal allocable to the Collateral to be released. Aironet shall return to Murphy any Collateral for which substitute Collateral has been accepted. Murphy shall retain all voting and dividend rights of any stock pledged hereunder, except during the continuance of any Event of Default, in which case Aironet will inure to such rights.

DEFAULT: Each of the following is an "Event of Default":

         A. Murphy fails to cure any breach of this Note within 10 days of such breach; or

         B. Murphy becomes insolvent, files for bankruptcy protection or a bankruptcy petition is filed against Murphy, or Murphy makes an assignment for the benefit of creditors.

Upon any Event of Default described in A above at Aironet's written election, or upon any Event of Default described in B above automatically, all Principal and interest hereunder shall become immediately due and payable in full, and Aironet may execute upon any collateral securing payment and/or performance of this Note, including the Collateral. Aironet hereby acknowledges and agrees that it may seek to satisfy amounts due hereunder from, and only from, the Collateral and shall not look to Murphy or any other person or property to satisfy such amounts.

MISCELLANEOUS: Any amendment of this Note or waiver of any right or remedy with respect hereto shall be effective only if set forth in a writing signed by both Aironet and Murphy. No waiver of any default shall affect Aironet's right to exercise any right or remedy with respect to any different or subsequent default. After an Event of Default, collection costs (including reasonable attorneys' fees and expenses) shall be added to the Principal as they are incurred. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to conflict of laws principles. Suit hereon may be brought in, and Murphy hereby irrevocably consents and submits to the jurisdiction of, the courts, state and federal, sitting in Cuyahoga and Summit Counties, Ohio and agrees not to contest the venue of such courts.

         IN WITNESS WHEREOF, Murphy has caused this Note to be executed as of the date first above written.

                                                            /s/ Roger J. Murphy
                                                            --------------------
                                                            Roger J. Murphy


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